Exhibit 10.3

NOVARAY MEDICAL, INC.

39655 Eureka Drive

Newark, California 94560

                    August 29, 2008

Vision Opportunity Master Fund, Ltd.

20 West 55th Street, 5th Floor

New York, New York 10019

Attn: Adam Benowitz

Dear Mr. Benowitz:

This letter is to set forth the obligations of Vision Opportunity Master Fund, Ltd. (“Purchaser”) and Novaray Medical, Inc., a Delaware corporation (the “Company”) with respect to the amendment and exercise of certain warrants issued to Purchaser pursuant to that certain Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of December 27, 2007 (the “Purchase Agreement”) and the issuance by the Company of further warrants to Purchaser as herein provided. Unless otherwise specifically indicated herein, defined terms shall have the same meaning as set forth in the Purchase Agreement or the exhibits thereto.

As of the Effective Date (as defined below), the Company and Purchaser agree that: (i) the Series J Warrant shall be amended as provided in Exhibit A attached hereto (the “Series J Warrant Amendment”) and (ii) the Series J-A Warrant shall be amended as provided in Exhibit B attached hereto (the “Series J-A Warrant Amendment”). As of the Effective Date or as soon thereafter as is reasonably practicable, the Company shall deliver to Purchaser executed originals of each of the Series J Warrant Amendment and the Series J-A Warrant Amendment. As consideration for the amendment of the Series J Warrant and Series J-A Warrant as herein provided, Purchaser agrees to exercise the Series J Warrant, as amended by the Series J Warrant Amendment, subject to the occurrence of and following the Effective Date; in accordance with its terms as to 1,872,660 shares of Series A Preferred at $2.67 per share on or before September 8, 2008.

The “Effective Date” of this Letter Agreement shall be the date immediately prior to the exercise by Vision of the Series J Warrant, as amended by the Series J Warrant Amendment as to 1,872,660 shares of Series A Preferred Stock of the Company at $2.67 per share and the Company receives the aggregate purchase price of $5,000,002.20.

Provided that the Company receives at least $5,000,002.20 from such exercise by Vision on or prior to September 8, 2008, the Company will covenant (i) to set aside $250,000 to engage an investor relations firm and for expenses related to investor relations; (ii) to engage an investor relations firm by October 15, 2008; and (iii) to engage a market maker within one week of receipt of such amount.

Please indicate your acceptance of the foregoing and agreement to be bound by this Letter Agreement by executing and delivering to the Company a signed copy thereof at your earliest convenience. Thank you for your cooperation and support.

Very truly yours,
Novaray Medical, Inc.

/s/ Jack Price
Jack Price, its President and Chief Executive Officer

Agreed:

Vision Opportunity Master Fund, Ltd.

/s/ Adam Benowitz
By:	Adam Benowitz
Its:	Director

Date: August 29, 2008

Exhibit A

Modified Series J Warrant

Exhibit B

Modified Series J-A Warrant